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                     June 20, 2023

       Lewis Silberman
       Co-Chief Executive Officer
       GSR II Meteora Acquisition Corp.
       418 Broadway, Suite N
       Albany, New York 12207

                                                        Re: GSR II Meteora
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 5,
2022
                                                            File No. 001-41305

       Dear Lewis Silberman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Crypto Assets
       cc:                                              Steven Stokdyk